Exhibit 14.1

            MEDFORD CO-OPERATIVE BANK AND MYSTIC FINANCIAL, INC.

               CODE OF ETHICS AND CONFLICT OF INTEREST POLICY

                               AUGUST 13, 2003


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            MEDFORD CO-OPERATIVE BANK AND MYSTIC FINANCIAL, INC.
               CODE OF ETHICS AND CONFLICT OF INTEREST POLICY
                              TABLE OF CONTENTS

                                                                       Page
                                                                       ----

1)    Policy Statement                                                   3
2)    Purpose and Objectives                                             3
3)    Acceptance of Gifts                                                3
4)    Conflicts of Interest                                              4
5)    Confidential Information                                           5
6)    Financial Responsibility                                           6
7)    Personal Conduct                                                   7
8)    Affiliated Transactions                                            8
9)    Board Consideration of Transactions by Management                 10
10)   Outside Employment and Other Activities                           10
11)   Safeguarding of Assets and Institutional Property                 11
12)   Preservation and Accuracy of Records                              11
13)   Fair Dealing                                                      11
14)   Compliance with Laws and Regulations                              12
15)   Code Administration and Enforcement                               12
16)   Code-Related Training                                             15
17)   Initial and Periodic Review and Certification of Compliance       15
18)   Maintenance of Code-Related Records                               16


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1)    Policy Statement

      It is the policy of the Medford Co-operative Bank and Mystic Financial, Inc. and each of their affiliates (collectively, the "Bank") that the Bank's affairs shall be conducted in accordance with the highest standards of integrity and business ethics. The Bank is committed to conducting its business in strict accordance with all applicable federal, state and local laws and regulations consistent with the highest standards of ethical business conduct. All directors, officers and employees of the Bank are obligated to conduct themselves in a lawful and ethical manner and must not compromise these standards under any circumstances.

      Each person has an affirmative duty to promote and advance the interests of the Bank. Each person has a fundamental duty to avoid placing him or herself in a position which creates, or which leads to, or could lead to, a conflict of interest or the appearance of a conflict of interest.

      The Bank requires ethical behavior of its directors, officers and employees. Officers and employees are encouraged to talk with their supervisor, manager or other appropriate personnel when in doubt about a best course of action in a particular situation from an ethical perspective.
 Officers and employees are also encouraged to report violations of laws, regulations or this Code of Ethics and Conflicts of Interest Policy ("Code") using the processes described in this Code. The Bank will not permit retaliation against any individual for reports made in good faith.

2)    Purpose and Objectives

      This policy establishes the standards of ethical business behavior and personal conduct for the directors, officers and employees of the Bank. The highest standards of integrity, honesty, and ethics are fundamental to the Bank's success. The purpose of this policy is to safeguard the Bank's reputation and ensure that its directors, officers and employees meet and maintain a high standard of moral, ethical and social conduct. It is expected that all such persons will not violate the specific guidelines nor conduct themselves in any manner which violates the spirit of the Code.

3)    Acceptance of Gifts

      Directors, officers and employees may only receive gifts from outside sources from time to time in the normal course of business which are "de minimis" in value. Gifts or "anything of value" should not be solicited by a director, officer or employee for themselves or a third party in return for any business, service, or confidential information of the Bank.

      The basic test for accepting a gift is whether any third party could reasonably believe that the directors, officers and employees would have his or her judgment, as it relates to his or her Bank position and responsibilities, impaired or compromised by the acceptance of such a gift.

      There are exceptions to the prohibition of acceptance of gifts, including:

      1.    Gifts based upon a family or personal relationship;


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      2.    Meals, refreshments, or accommodations of reasonable value in the course of a meeting or occasion held for business discussions or to foster better business relations provided that the expense would otherwise normally be paid by the Bank as a reasonable business expense;

      3. Advertising or promotional materials such as pens, calendars, etc. with a value of less than $50;

      4. Gifts for special occasions, such as birthdays, weddings, etc. Any gift over $200 should be reported to the Chairperson of the Finance Committee and any gift over $350 should be reported to the Chairman of the Board;

      5.    Organization awards in recognition of service; and

      6. Prizes won at affairs of recognized organizations such as the Chamber of Commerce or service clubs.

      Any director, officer or employee who is offered something or receives something of value, beyond what is herein authorized, should report this to the President or the Chairperson of the Audit Committee for a determination as to whether the director, officer or employee may retain the gift consistent with applicable laws and the provisions of the Code.

4)    Conflicts of Interest

      A conflict of interest is a situation where an individual has two or more duties or responsibilities that are mutually incompatible. Directors, officers and employees are expected to conduct their private business and personal activities in a manner that avoids conflicts of interest with the Bank or any of its customers.

      No director, officer and employee, or any agent or employee of theirs, or any member of their immediate family, shall solicit, accept, or retain any personal or business benefit from a customer of the Bank, or any individual or organization that seeks to be a borrower, supplier, or competitor of the Bank. Immediate family members include spouses, fathers, mothers, children, brothers, sisters and grandchildren; the father, mother, brothers and sisters of spouses and spouses of children, brothers or sisters.

      To avoid conflicts of interest, directors, officers and employees should comply with the following minimum guidelines:

      1. Refrain from self-dealing or otherwise using their positions in the Bank to seek business opportunities not available to other individuals or ones made available because of the director, officer or employee's position with the Bank. Directors, officers and employees should not use any information obtained through their position with the Bank for their own personal gain that they would not have had knowledge of "but for" their position with the Bank.


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      2.    Maintain a high standard of conduct and disqualify themselves from exerting influence in any transactions where their interests, or those of their family, may conflict with the best interest of the Bank, or where they or their family may gain a financial benefit.

      3. Respect the confidentiality of information gained through their position with the Bank, and not divulge or use that information for any business or personal reason outside of Bank business.

      4. Address any questions about their responsibilities under the Code to their supervisor or the Chairman of the Board.

      5. Report any actual or potential conflicts of interest to the President or the Chairman of the Board in accordance with the procedures described under Code Administration and Enforcement.

5)    Confidential Information

      Banks are privy to a substantial amount of confidential information supplied by customers and prospective customers. This information is provided to the Bank with a reasonable expectation of privacy that such information will only be disclosed to persons within the Bank and others acting on behalf of the Bank that have a need to know such information in order to perform their jobs. The proper use of this information is to enable the Bank to make sound, prudent business decisions regarding the personal or business affairs of the customer.

      Any information regarding the Bank's business is confidential, and must not be used for a director, officer or employee's personal benefit, nor may any such individual disclose this information to any party unless it is related to legitimate Bank business. Confidential information includes, but is not limited to, customer account information and proprietary information about the business of the Bank or its affiliates, including "insider" information.

      All directors, affiliated persons, persons owing a fiduciary duty, officers and other employees of the Bank or any of its affiliates are prohibited from disclosing or releasing any confidential information in the possession of the Bank. Confidential information may be disclosed only as follows: (1) to public agencies regarding the scope of activity of the employee's department (e.g., financial and/or lobbying reports required under state or federal law); (2) to investigative agencies, after notification to and receipt of the concurrence of legal counsel of the Bank; or (3) as required by law, e.g., subpoena, only after notification to and receipt of the concurrence of legal counsel of the Bank.

      The improper disclosure or use of Confidential Information concerning the Bank or anyone with whom we deal may jeopardize the Bank's financial well-being and standing in the community and could subject the person responsible for the improper disclosure or misuse of information to civil and criminal prosecution and penalties, including imprisonment and fines.


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6)    Financial Responsibility

      All directors, officers and employees are expected to conduct their own personal and business affairs in an exemplary, responsible manner that is above reproach. While the Bank has the utmost respect for the privacy and other personal rights, the Bank also realizes that the improper handling of personal finances could undermine the credibility of an employee or director and that a precarious financial position could be thought to influence actions or judgments of such persons in their official capacity. Accordingly, it is the Bank's policy to encourage all directors, officers and employees of the Bank to manage their personal finances in a manner that
(a) will not undermine their credibility with respect to the Bank or its business, (b) will not have a detrimental affect on the exercise of their judgment on Bank-related business matters and (c) will not otherwise adversely affect or influence their conduct or actions made in their official capacity. The following guidelines should be used in personal and business financial management:

      1. Make prompt, timely payments of loan payments due the Bank. Directors, officers and employees are expected to manage their affairs so as to avoid being delinquent on any loan payments to the Bank.

      2. With regard to personal or business checking accounts, fees and other Bank charges will be assessed and no special treatment will be given to any individual. Overdraft protection is available for qualified individuals if needed.

      3. Any loan or other transaction described in this section involving a director, officer, employee, affiliate or affiliated person of the Bank must receive the prior approval of the Bank in accordance with the procedures under Code Administration and Enforcement. If the transaction involves a director, the Board of Directors must approve the transaction with the interested director abstaining from the vote.

      4. It shall be unlawful for the Bank, directly or indirectly, including through any subsidiary to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit in the form of a personal loan to or for any director or executive officer unless permitted by law. An extension of credit maintained by the Bank on July 31, 2002 shall not be subject to this provision provided that there is no material modification to any term of any such extension of credit on or after that date. Provided, however, that this restriction does not apply to any loan made or maintained by the Bank if the loan is subject to the insider lending restrictions of section 22(h) of the Federal Reserve Act, and its implementing regulations. Among other things, these regulations require that specified transactions be on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to the Bank, as those prevailing for comparable transactions with unaffiliated persons and companies. All loans with affiliates or affiliated persons of the Bank must comply with applicable individual loan and aggregate loan limitations.


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      5.    Bank expense accounts, equipment, supplies, and credit cards should be used only for Bank business.

      6. No loans may be extended personally by a director, officer or employee to any customer of the Bank, nor may any director, officer or employee be extended a loan by any customer of the Bank. This provision does not apply to loans made by a director, officer or employee or loans from a Bank customer in the normal course of their business, such as a credit account at a retail store.

      No director, officer or employee shall use the Bank's petty cash or other funds on hand for personal uses. All expenses incurred during the course of business must conform to the Bank's Employee-Related Expense Policy. The Bank will only support memberships in those organizations as outlined in the aforementioned policy.

      In accordance with FDIC policy, directors and certain officers are required to submit annual reports to the President including the following information:

      1. Loans or other transactions at the Bank in which a director, officer or employee of the Bank holds a beneficial interest.

      2. Loans or other transactions at any other depository institution in which a Bank director, officer or employee holds a beneficial interest, either direct or indirect, whenever said interest exceeds $5,000.

      3. Loans or other transactions in which a director, officer or employee has no direct interest but which involves parties with whom an insider has other partnership or business associations, or when those parties are considered insiders under Massachusetts statutes.

      4. Directors are required to submit personal financial statements to the President annually.

      Bank directors, officers and employees have significant involvement with financial transactions of the Bank's customers and must maintain the highest standards of integrity and personal conduct with their own financial management. Each person's continued employment with the Bank is dependent upon his or her credit record due to the nature of Bank work. The Fair Credit Reporting Act permits financial institutions to make periodic credit inquiries of its employees with or without notice. The Bank may obtain a credit report for each director, officer and employee upon their employment with the Bank and may obtain an updated credit report annually.

7)    Personal Conduct

      1. Dishonesty - The Federal Deposit Insurance Corporation requires that any individual who fails to fulfill his or her ethical duties and obligations be considered ineligible for initial or continued employment. Any director, officer or employee who commits an act constituting a breach


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of trust or dishonesty, such as theft, fraud, or falsification of Bank records, will be subject to disciplinary action, up to and including termination or removal from office.

      2. Unacceptable behavior - The following behavior or actions by a director, officer or employee will not be tolerated:

      a) Any action which renders an individual an unacceptable security risk, adversely affects the Bank's public image, or causes significant embarrassment to the Bank or its customers.

      b) Release of confidential information or use of confidential information for personal gain.

      c) Unauthorized possession, distribution, or use of any illegal drug.

      d) Inability to perform work due to consumption of alcohol or other controlled substances.

      e) Persistent financial irresponsibility, particularly involving loan or deposit accounts at the Bank.

      f) Sexual or other forms of harassment, where such conduct has the purpose or effect of unreasonably interfering with an individual's work performance or creates an intimidating, hostile, or offensive environment to employees or non-employees. This provision applies to harassment by directors, officers and employees, and nonemployees.

      g) Personal business should not be performed on Bank time or using Bank property or equipment.

8)    Affiliated Transactions

      1. Definitions - An affiliate is an affiliate as that term is defined in Section 23A of the Federal Reserve Act or any successor regulation. The term includes any company or entity that controls, is controlled by or is under common control with the Bank.

      The term control has the meaning set forth in Section 23A of the Federal Reserve Act or any successor regulation. A business entity or natural person is deemed to have control over the Bank or other company if it possesses the power, directly or indirectly, to control or vote 25% or more of any class of voting securities of the Bank or other company; to control in any manner the election of a majority of the directors of the Bank or other company; or to influence the direction of management and policies of the Bank or other company. Such term is irrespective of whether the person in question has an official title and regardless of whether he or she is compensated for his or her services.


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      The term covered transaction has the meaning set forth in Section 23A of the Federal Reserve Act or any successor regulation and includes, but is not limited to, the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions.

      2.    Restrictions on Affiliated Transactions

      Transactions between the Bank and any of its affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. Subject to the provisions of Sections 23A and 23B of the Federal Reserve Act, the Bank shall:

      * Limit the extent to which the Bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of the Bank's capital stock and retained earnings;

      * Limit the extent to which the Bank or its subsidiaries may engage in "covered transactions" with all affiliates to an amount equal to 20% of the Bank's capital stock and retained earnings;

      * Ensure that all covered transactions are on terms that are consistent with safe and sound banking practices;

      * Ensure that loans by the Bank to any of its affiliates are secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts;

      * Ensure that any covered transaction by the Bank with an affiliate and any purchase of assets or services by the Bank from an affiliate are on terms that are substantially the same, or at least as favorable, to the Bank as those that would be provided to a non affiliate.

      3.    Separate Identities

      The Bank and each affiliate shall maintain separate corporate identities. Each affiliate shall maintain accounts, bookkeeping, insurance policies and other aspects of its operations separate from those of the Bank, and in other respects present itself to the public as an entity separate from the Bank.

      4. Usurpation of Corporation Opportunity - Neither an affiliate of the Bank or any of its officers or directors may usurp any corporate opportunity that properly belongs to the Bank. Usurpation of a corporate opportunity involves taking advantage of an opportunity that the Bank may without any legal or other impediment, undertake for its own benefit. Usurpation of a corporate opportunity is deemed to be a breach of fiduciary duty. If an affiliate of the Bank is deemed to have usurped a corporate opportunity of the Bank, the usurping affiliate shall immediately disgorge all profits gained to the Bank.

      In addition, it is the policy of the Bank that all of its affiliates, including directors and officers, take all steps necessary to avoid the appearance of usurping a corporate opportunity.


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9)    Board Consideration of Transactions by Management

      As stated above, individuals shall not advance their own personal or business interests, or those of others with whom they have a personal or business relationship, at the expense of the Bank. If such officer or director has an interest in a matter or transaction before the board of directors, such individual must disclose to the board all material nonprivileged information relevant to the board's decision on the matter or transaction, including: (a) the existence, nature and extent of their interest; and (b) the facts known to the individual as to the matter or transaction under consideration. The individual shall also refrain from participating in the discussion of the matter or transaction and recuse himself from voting on the matter or transaction (if such individual is a director).(1)

10)   Outside Employment and Other Activities

      Outside Employment - All directors, officers and employees of the Bank shall consult with their immediate supervisor or the Board of Directors before accepting any directorship, officership, offer of outside employment, etc. in an outside corporation or other business entity, especially where the corporation or entity does business or is likely to do business the Bank.

      All directors, officers, employees and affiliated persons of the Bank and its affiliates shall manage their outside employment and other activities in accordance with all applicable laws, regulations and policy statements, including policies prohibiting the usurpation of corporate opportunities. This regulation provides, among other things, that directors, officers and other persons who have the power to direct the management or policies of a savings association, or otherwise owe a fiduciary duty to a savings association, may not take advantage of corporate opportunities belonging to the Bank.

      Political Activities - The Bank shall not make political contributions. The Bank's premises and property shall not be used for any form of electioneering. Directors, officers and employees may, however, participate and/or contribute to the political process as concerned individuals, through means which would include voting and the contribution of their own time and money, and participation in or contributions to political action committees.

      Civic Activities - The Bank accepts responsibility as a member of the communities in which our offices are located to contribute to programs for civic, cultural and social betterment. Directors, officers and employees are encouraged to exercise the rights and duties of citizens and to participate in local, civic and charitable activities. In some cases, however, it is improper for a director, officer or employee to serve as a member, director, officer or employee of a municipal corporation, agency, school board, library board or similar organization. All directors, officers and employees should consult with the Board of Directors before engaging in any outside activity that is likely to present a conflict under this Code or interfere with the performance of any duties owed to the Bank. It should be clear whether the employee or director is acting as a representative of the Bank or in their individual capacity.

___________________
(1) Any related party transactions must also be approved by the Audit Committee regardless of whether such transactions are within the scope of the Code.


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11)   Safeguarding of Assets and Institutional Property

      It is the responsibility of all directors, officers and employees of the Bank to safeguard the property and assets of the Bank. Damaging the Bank's or a customer's property or records or violating the confidentiality of such records is prohibited. Theft, carelessness and waste have a direct impact on the Bank's profitability. All property and assets of the Bank should only be used for legitimate corporate purposes. Internal accounting controls, record keeping policies, securities and investment policies, loan policies and underwriting standards and auditing policies have been established and disseminated by the Bank to meet its business needs as well as the requirements of applicable laws and regulations. Any questions should be directed to the Audit Committee.

12)   Preservation and Accuracy of Records

      Whenever a director, officer or employee becomes aware of an investigation which affects the Bank, he or she shall immediately notify the Bank's President and Chief Executive Officer. Notwithstanding any Bank records retention guidelines, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending law suit or governmental or regulatory investigation or case filed in bankruptcy be removed, concealed or destroyed. For purposes of this section, "records" means any of hard copy, paper documents and electronic records, including but not limited to, e-mail, voicemail, and the contents of hard discs. Furthermore, all audit and audit review work papers shall be retained as required, in accordance with the rules promulgated by the Securities and Exchange Commission ("SEC") under the Sarbanes-Oxley Act of 2002.

      Officers and employees shall always adhere to established accounting rules and audit controls. All records shall accurately reflect transactions in a timely manner. Incorrect or misleading entries shall be corrected immediately. Falsification of records or transactions shall be grounds for termination.

      In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it shall be unlawful for any officer or director of the Bank or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the Bank's financial statements for the purpose of rendering such financial statements materially misleading.

13)   Fair Dealing

      Each officer and employee must endeavor to deal fairly with the Bank's customers, suppliers, competitors and other employees. No officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material fact, or any other unfair-dealing practice.

14)   Compliance with Laws and Regulations

      All directors, officers and employees of the Bank shall carry out their responsibilities in accordance with all applicable laws, regulations and policy statements, including all applicable


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federal and state criminal laws governing fraud, bribery, embezzlement, conversion and conflicts of interest. Officers and directors must conduct their business affairs in a manner consistent with applicable safety and soundness standards and the requirements of this Code.

15)   Code Administration and Enforcement

      Administration Responsibility - The Audit Committee is responsible for administering and enforcing this Code, conducting Code-related training, maintaining all Code-related records and investigating and resolving all Code-related matters.

      Code-related matters include, but are not limited to, conflicts, receiving or giving gifts, conducting business with affiliates or affiliated persons, borrowing from a customer, client or supplier, taking loans from or conducting other transactions with or involving the Bank or affiliated persons, purchasing or selling assets to or from the Bank or affiliated persons and outside employment (including certain civic activities), all as described in this Code, and any questions regarding the scope of this Code or compliance herewith including any violations or alleged violations of any provision of this Code.

      Responsibility to Report Code-Related Matters - All persons subject to this Code must report Code-related matters in accordance with the procedures set forth herein. All officers and employees must promptly make reports of any Code-related matters to their immediate supervisor or to the Audit Committee. All supervisors receiving such reports must promptly advise the Audit Committee, even if such supervisor has reason to believe that the Audit Committee has already been advised. The President of the Bank and each director of the Bank must promptly make reports of any Code-related matters to the Audit Committee.

      General Procedures for Resolving All Code-Related Matters - The Bank takes violations of the Code very seriously. Upon receipt of a formal, written complaint alleging a policy violation by a director, officer or employee, the Audit Committee will investigate the charge and act upon it within 60 days. No director, officer or employee accused of a policy violation may participate in the investigation. The Audit Committee will make a written finding of the results of their investigation and a recommendation for any discipline, up to and including termination or removal from office to the Board of Directors. The Board of Directors may terminate or remove from office any Director or Employee for a violation of this policy only upon at least a two-thirds vote of the full Board of Directors.

      Permissible Transactions with the Bank and Other Matters Not Involving a Code Violation - The Audit Committee shall promptly review all reports of Code-related matters seeking the Bank's permission to conduct a permissible transaction or involving any other matter not apparently involving or alleging a violation of any Code provision. The Audit Committee shall confer with the appropriate officers of the Bank to determine if the requested transaction or other matter complies with all applicable laws, regulations and policies. If deemed necessary by the Audit Committee, the Audit Committee shall seek the advice of legal counsel to the Bank. The Audit Committee or its designee shall promptly advise the filer of the request as to the Bank's determination.


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      Investigation and Resolution of All Code Violations - The Audit
Committee shall promptly investigate all violations or alleged violations of any provision of this Code (a violation or alleged violation of this Code is referred to as "Code Violation"). Where deemed appropriate by the Audit Committee, the Audit Committee shall provide a written report of any Code Violation to the President and/or the Board of Directors with any recommendations for resolution. Upon learning of a Code Violation, the Bank, through the Audit Committee or other employee, will take appropriate action to resolve the Code Violation. Such resolution may involve disciplinary actions or other sanctions including termination of employment.
 The Bank shall take all reasonable steps to respond to any offense and prevent its recurrence.

      Investigation and Referral Procedures for Code Violations - Any report of a Code-related matter involving a Code Violation shall promptly be investigated by the Audit Committee (or its committee). To encourage employees to fulfill their obligations to the Bank, a procedure has been established under which any director, officer or employee, suspecting that a Code Violation has been or is being committed, may report the facts in a manner that will safeguard the person's identity to the fullest extent practicable and protect the reporting person against retribution.(2) The procedure for making such a report is as follows:

      1. Any person who becomes aware of a past or present Code Violation shall promptly report the facts and circumstances to his or her immediate supervisor, or to the Audit Committee. If a supervisor has been advised of a Code Violation, the supervisor shall promptly report the matter to the Audit Committee.

      2. The Audit Committee shall promptly conduct an investigation into the reported Code Violation without disclosing the identity of the reporting person and prepare a report that will not identify the reporting person. The Audit Committee shall also present the facts and circumstances in the report in a manner that will protect, to the greatest extent possible, the anonymity of the reporting person without omitting material details. Where a violation of law is alleged or appears possible based on the facts and circumstances reported, the Audit Committee shall promptly consult with the Bank's legal counsel in strict confidence.

      3. The Audit Committee shall promptly resolve the Code Violation consistent with this Code and applicable laws and regulations.

      4. The Audit Committee or any other person selected by the Audit Committee, in consultation with the President and the Audit Committee, shall promptly disclose any alleged impermissible, illegal or criminal conduct to the FDIC, the Federal Reserve Board and/or the Massachusetts Division of Banks and any other regulatory and law enforcement agencies with jurisdiction over the matter in a manner that will ensure

___________________
(2) The Sarbanes-Oxley Act of 2002 requires that the Bank's Audit Committee establish procedures for confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters. Employee complaints and reports of this nature shall be handled under the procedures established by the Audit Committee.

            confidentiality and protect all applicable privileges to the greatest extent practicable. The Bank shall fully cooperate with such authorities to bring those responsible for the impermissible, illegal or criminal conduct to justice.

      5. In the event that legal proceedings are brought, the reporting person may be required to be formally interviewed and to testify, just as any other person having knowledge of the relevant facts and circumstances would be required. However, the Bank shall protect the identity of the reporting person to the greatest extent practicable.

      Directors, officers or employees who willfully fail to report a Code Violation or who fail to cooperate in an investigation of a Code Violation will be subject to disciplinary action, possibly including termination of employment.

      Request for Waivers - A waiver of a provision of this Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. The procedure for requesting a waiver is as follows:

      1. If the request under consideration relates to an executive officer or director, the determination with respect to the waiver shall be made by the Board of Directors.

      2. If the request under consideration relates to any other employee, the determination shall be made by the employee's immediate supervisor, in consultation with the Audit Committee.

      3. The decision with respect to the waiver request shall be documented and forwarded to the Board of Directors for filing and retention.

      4. Waivers will not be granted except under extraordinary or special circumstances.

      5. To the extent determined to be required or appropriate by the Bank's Board of Directors in consultation with the Bank's legal counsel, waivers shall be publicly disclosed on a timely basis.

      Sanctions for Code Violations - Failure to comply with the policies in this Code will result in disciplinary action, ranging from a reprimand to dismissal and possible civil and criminal prosecution. Disciplinary actions will be pursued by the Bank against all of the following: (a) any director, officer or employee violating this Code; (b) any director, officer or employee deliberately withholding information regarding a Code Violation;
(c) the manager or supervisor of a person who has committed an act under (a) or (b), in circumstances where such violation reflected poor supervision or lack of diligence; and (d) any director, officer or employee who retaliates, directly or indirectly, against any employee who reports a suspected Code Violation. In addition, Code Violations may expose the offending director, officer or employee and the Bank to monetary damages, regulatory penalties and criminal sanctions. The Bank will ensure that all disciplinary actions taken to enforce this Code are applied consistently and in accordance with all applicable laws and regulations.

16)   Code-Related Training

      In addition to discharging the responsibilities described elsewhere in this Code, the Board of Directors shall:

      a) Ensure that copies of this Code are distributed to all existing and newly hired or appointed directors, officers and employees of the Bank and all existing and newly hired or appointed directors and officers of the Bank's affiliates. The Board of Directors also shall ensure that all compliance materials related to this Code are distributed to all existing and newly hired management, administrative and professional personnel of the Bank and its affiliates.

      b) Develop, review and, as required, update on a continuing basis this Code and any related compliance programs and policies.

      c) Conduct educational programs and seminars on a periodic basis, no less than annually, on the requirements of this Code and employee responsibilities hereunder. Disseminate periodic memoranda answering questions frequently asked about this Code.

      d) Assist in the formulation and review of auditing procedures to confirm compliance with this Code.

17)   Initial and Periodic Review and Certification of Compliance

      The Bank will maintain a copy of this Code as part of its permanent corporate records. The Board of Directors will maintain written records of any reports, disclosures or investigations made under this Code and resolutions of any such matters.

      Initial Review - All directors, officers and employees of the Bank shall be provided a copy of this Code as soon as practicable after its approval by the Board of Directors or at the time of (or as soon as practicable after) the person's initial association or employment with the Bank. All such persons will certify that they have read this Code and that any questions regarding this Code have been answered by the Board of Directors or other Bank representative to their satisfaction.

      Annual Review - All directors, officers and employees of the Bank must review a copy of this Code annually for as long as this Code remains in effect and sign a certification at such time that they are not aware of any then-existing Code Violation or any Code Violation occurring since the person's last annual certification.

18)   Maintenance of Code-Related Records

      Copies of initial and annual certifications will be kept by the Bank in each person's official personnel records and duplicate copies of all certifications shall be kept in separate, secure files maintained by the Board of Directors.

      The Board of Directors shall separately maintain and secure the certifications and all other records, documents and other information relating to this Code and its administration and make such records, documents and other information promptly available to authorized representatives of the applicable federal banking agency. The Board of Directors also will make such records, documents and other information promptly available to the President of the Bank to assist him in executing his responsibilities under this Code and under other applicable laws and regulations.

            MEDFORD CO-OPERATIVE BANK AND MYSTIC FINANCIAL, INC.

               CODE OF ETHICS AND CONFLICT OF INTEREST POLICY

            ANNUAL DIRECTOR, OFFICER AND EMPLOYEE ACKNOWLEDGMENT

To: _______________________________________________________________________
                (Director/Officer/Employee Name and Position)

I have read and understand the Code of Ethics and Conflict of Interest Policy of the Medford Co-Operative Bank and Mystic Financial, Inc. dated August 13, 2003 and I agree to be bound by it.


___________________________________
Director/Officer/Employee Signature           Date: